UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-12

PARK-OHIO HOLDINGS CORP.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check all boxes that apply):

☒ No fee required.

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PARK-OHIO HOLDINGS CORP.

6065 Parkland Boulevard
Cleveland, Ohio 44124

Notice of 2024 Annual Meeting of Shareholders

The 2024 annual meeting of shareholders of Park-Ohio Holdings Corp., an Ohio corporation, will be held as shown below.

10:00 A.M., Eastern Time, Thursday May 23, 2024

6065 Parkland Boulevard, Cleveland, Ohio 44124

1.To elect three directors to serve until the 2027 annual meeting of shareholders;

2.To ratify the appointment of Ernst & Young LLP as our independent auditors for fiscal year 2024; and

3.To act on other matters that are properly brought before the Annual Meeting or any adjournments, postponements or continuations thereof.

The Board of Directors set March 27, 2024 as the record date for the Annual Meeting. This means that owners of Common Stock at the close of business on that date are entitled to (1) receive notice of the Annual Meeting and (2) vote at the Annual Meeting and any adjournments, postponements or continuations of the Annual Meeting.

We are pleased to invite you to our 2024 Annual Meeting of Shareholders to be held at the Company’s headquarters, 6065 Parkland Blvd., Cleveland, Ohio 44124, on May 23, 2024, at 10:00 A.M. EST. Please also consider voting and submitting your proxy in advance of the Annual Meeting in lieu of attending the meeting in person. Please mark, sign and return the proxy card in the enclosed envelope. No postage is required if mailed in the United States.

By Order of the Board of Directors

ROBERT D. VILSACK Chief Legal & Administrative Officer, Secretary
April 17, 2024

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 23, 2024:
A complete set of proxy materials relating to the Annual Meeting is available on the Internet starting on April 15, 2024. These materials, consisting of the Notice of Annual Meeting, Proxy
Statement, Proxy Card and Annual Report, may be viewed at http://eproxy.pkoh.com.

When

Where

Items of
Business

Who Can
Vote and
Record Date

Voting
by Proxy

2024 Proxy Statementi

Proxy Statement

2024 Proxy Statementii

2024 Proxy Statement1

PARK-OHIO HOLDINGS CORP.

6065 Parkland Boulevard
Cleveland, Ohio 44124

Proxy Statement
Annual Meeting of Shareholders
May 23, 2024

GENERAL INFORMATION

Solicitation of Proxies

The Board of Directors of Park-Ohio Holdings Corp., or the Board, is furnishing this proxy statement in order to solicit proxies on its behalf to be voted at our 2024 annual meeting of shareholders, or the Annual Meeting. The Company will bear the costs of this solicitation.

The Annual Meeting will be held at 6065 Parkland Blvd., Cleveland, Ohio 44124 on Thursday, May 23, 2024, at 10:00 A.M., Eastern Time, and any and all adjournments, postponements or continuations thereof.

Use of Proxies

Proxy materials are first being mailed to shareholders on or about April 17, 2024. A shareholder giving a proxy may revoke it, without affecting any vote previously taken, by a later appointment received by us prior to the Annual Meeting or by giving notice to us in writing or in open meeting. Attendance at the Annual Meeting will not by itself revoke a proxy. Shares represented by properly executed proxies will be voted at the Annual Meeting. If a shareholder has specified how the proxy is to be voted with respect to a matter listed on the proxy, it will be voted in accordance with such specifications. If no specification is made, the executed proxy will be voted (1) “FOR” the election of the nominees for directors; and (2) “FOR” the ratification of the appointment of Ernst & Young LLP as our independent auditors for fiscal year 2024.

Record Date

The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting is March 27, 2024. As of March 27, 2024, there were issued and outstanding 13,070,758 shares of our Common Stock, par value $1.00 per share. Each share is entitled to one vote on each matter presented at the Annual Meeting. Our Articles of Incorporation provide that shareholders do not have cumulative voting rights in the election of directors.

Lack of Instructions, Broker Non-Votes

If your shares are held in the name of a brokerage firm or other nominee, your shares may be voted even if you do not provide the brokerage firm or other nominee with voting instructions. Brokerage firms and other nominees have the authority to vote shares for which their customers do not provide voting instructions on certain “routine” matters. When a proposal is not a routine matter and the brokerage firm or other nominee has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm or other nominee cannot vote the shares on that proposal. This is referred to as a “broker non-vote.”

Routine Matters

The proposal to ratify the appointment of Ernst & Young LLP as our independent auditor for fiscal year 2024 is the only routine matter for which the brokerage firm or other nominee who holds your shares can vote your shares without your instructions. Accordingly, there should be no broker non-votes with respect to such proposal, and broker non-votes will have no effect on the outcome of the other proposals.

Other Matters

We are not aware of any matters other than those described in this proxy statement that will be presented to the Annual Meeting for action on the part of the shareholders. If any other matters are properly brought before the Annual Meeting that applicable law permits proxies to vote on a discretionary basis, it is the intention of the persons named in the accompanying proxy to vote the shares to which the proxy relates thereon in accordance with their best judgment. Abstentions and broker non-votes will be counted as present at the Annual Meeting for purposes of determining a quorum.

2024 Proxy Statement2

General Information

Proxy Solicitor

The cost of soliciting proxies, including the charges and expenses incurred by brokerage firms and other persons for the forwarding of proxy materials to the beneficial owners of such shares, will be borne by us. Proxies may be solicited by our officers and employees by letter, by telephone or in person. Such individuals will not be additionally compensated but may be reimbursed by us for their reasonable out-of-pocket expenses. In addition, we have retained Morrow Sodali LLC, soliciting firm, to assist in the solicitation of proxies and will pay such firm a fee, estimated to be approximately $7,000, plus reimbursement of out-of-pocket expenses.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

The authorized number of directors is presently fixed at nine, divided into three classes of three members. The directors of each class are elected for three-year terms so that the term of office of one class of directors expires at each annual meeting. Proxies may only be voted for the nominees identified in the section entitled “Nominees for Election.”

Committee Membership Grid

	Audit	Compensation	Nominating and Corporate Governance	Executive	Long-Range Planning
Patrick V. Auletta
Edward F. Crawford
Matthew V. Crawford
John D. Grampa
Howard W. Hanna IV
Dan T. Moore III
Ronna Romney
Steven H. Rosen
James W. Wert

The class of directors to be elected in 2024, who will hold their positions for a term of three years and until the election of their successors, has been fixed at three. Unless otherwise directed, the persons named in the accompanying proxy card will vote the proxies received by them (unless authority to vote is withheld) in favor of electing to that class Matthew V. Crawford, Ronna Romney and James W. Wert, all of whom were previously elected as directors by our shareholders. If any nominee is not available at the time of election, the proxy holders may vote in their discretion for a substitute or such vacancy may be filled later by the Board. We have no reason to believe any nominee will be unavailable.

Vote Required and Recommendation of the Board

The affirmative vote of a plurality of the shares of Common Stock represented at the Annual Meeting is required to elect Matthew V. Crawford, Ronna Romney and James W. Wert as directors to serve until the 2027 annual meeting of shareholders. Abstentions and broker non-votes will have no effect with respect to the election of directors.

YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” MATTHEW V. CRAWFORD, RONNA ROMNEY AND JAMES W. WERT

2024 Proxy Statement3

Proposal No. 1 — Election of Directors

Biographical Information

Information is set forth below regarding the nominees for election and the directors who will continue in office after the Annual Meeting. The information includes their ages, principal occupations during at least the past five years and other directorships held currently or within the last five years. Also set forth is the date each current director was first elected as a director.

Also contained in the biographical information below are the qualifications that led the Board to conclude that each director and nominee should serve as a director. Each director and nominee possesses the integrity, judgment and analytical ability to provide guidance and oversight of the Company. The aforementioned qualities, when viewed in tandem with the attributes and accomplishments of each director and nominee, as reflected below, qualify each director and nominee to serve on the Board.

Nominees for Election

Matthew V. Crawford Age: 54 Committees: Executive Committee Long-Range Planning Committee

Background

Director since 1997; Chairman and Chief Executive Officer of the Company since 2018; President and Chief Operating Officer from 2003 to 2018 and President since 2019; Senior Vice President from 2001 to 2003; Assistant Secretary and Corporate Counsel from 1995 to 2001; President of The Crawford Group (a venture capital, management consulting company) since 1995. Director of Crawford United Corporation, previously known as Hickok Incorporated (developer and manufacturer of electronic diagnostic tools and equipment), since 2014. With over 25 years of experience at the Company, Mr. Matthew Crawford is intimately familiar with the Company’s capabilities, customers, strategy, position in its industries and with developments within its industries. In addition, he is experienced in operating a number of diversified private companies.

Qualifications

Mr. Matthew Crawford’s experience, influence and deep knowledge of the Company and its industries provides the Board with the management perspective necessary to successfully oversee the Company and its strategy and business operations. Mr. Edward Crawford is the father of Mr. Matthew Crawford.

Ronna Romney Age: 80 Committees: Compensation Committee Executive Committee Nominating and Corporate Governance Committee

Background

Director since 2001; former political and news commentator for radio and television; author; U.S. Senate Candidate for Michigan in 1996; former Chair of the President’s Commission for White House Fellowships; former Chair of the President’s Commission for White House Scholars; former Commissioner on the President’s National Advisory Council on Adult Education; since 1999 Director of Molina Healthcare, Inc. (managed healthcare service provider), and Vice-Chairman of the Board and Chairman of the Governance and Nominating Committee of Molina Healthcare, Inc. Selected as a top 100 director in America in 2015 by the NACD (National Association of Corporate Directors). Selected in 2019 and 2023 by “Women’s Inc.” magazine as one of the most influential corporate board directors.

Qualifications

Ms. Romney’s diverse experiences as a lead director for a health care company, her political experience, and her focus on education issues ensures the Board is aware of alternative perspectives in the oversight of the Company.

James W. Wert Age: 77 Committees: Audit Committee Nominating and Corporate Governance Committee

Background

Director since 1992 and Lead Director since 2014; Chairman-Managing Board and Senior Client Advisor since 2022, Managing Member 2019 to 2022, Chief Executive Officer, President and Director since 2003 and Vice President from 2000 to 2002 of CM Wealth Advisors, Inc. (a registered investment advisor); Director of Crawford United Corporation since 2021. Formerly Senior Executive Vice President and Chief Investment Officer of KeyCorp (financial services company) from 1995 to 1996 and Chief Financial Officer of KeyCorp and predecessor companies from 1990 to 1995. Director of Marlin Business Services Corp. from 1997 to 2022. From 1997 to 2008, director of Continental Global Group.

Qualifications

Mr. Wert has acquired extensive experience handling transactional finance and investment issues through his experience managing a registered investment adviser and as chief financial and investment officer of a publicly-traded corporation. Through this experience, as well as his service on other boards of publicly-traded corporations, he provides important insight and assistance to the Board in the areas of finance, investments and corporate governance. In addition, as one of our longest-standing directors, Mr. Wert provides continuity to the Board and has a broad understanding of the strategic and operational issues we face.

2024 Proxy Statement4

Proposal No. 1 — Election of Directors

Directors with Term Expiring 2025

Edward F. Crawford Age: 85 Committees: None

Background

Director since 2021 and previously from 1992 to 2019; U.S. Ambassador to Ireland 2019 to 2021; President of the Company 2018 to 2019 and 1997 to 2003; Chairman and Chief Executive Officer of the Company from 1992 to 2018. Director of Invacare Corporation since 2022. Director of Crawford United Corporation, previously known as Hickok Incorporated (developer and manufacturer of electronic diagnostic tools and equipment), from 2012 to 2019 and since 2021. Chairman and Chief Executive Officer of The Crawford Group (a venture capital, management consulting company) from 1964 to 2019 and since 2021. Previously a director of Materion Corporation (producer of high performance advanced engineered materials used in a variety of applications) from 2014 until 2017.

Qualifications

Mr. Edward Crawford has completed over 25 years of service to the Company as a director and senior officer and has amassed extensive knowledge of the Company’s strategies and operations. In addition, he also brings to the Board his experience in leading a variety of private enterprises for over 40 years. Mr. Matthew Crawford is the son of Mr. Edward Crawford.

John D. Grampa Age: 76 Committees: Audit Committee

Background

Director since 2015; Former Senior Vice President, Finance and Chief Financial Officer, Materion Corporation (producer of high performance advanced engineered materials used in a variety of applications). Mr. Grampa served in that position from December 2006 until January 2015 and remained with Materion as Senior Vice President, Administration until September 2015. Prior to that, he had served as Vice President, Finance and Chief Financial Officer since 1999 and Vice President, Finance since 1998. Prior to joining Materion, Mr. Grampa had served as Vice President, Finance and held various other financial management positions with the Worldwide Materials business of Avery Dennison Corporation (pressure sensitive materials, office products, labels and other converted products) since 1984. Prior to that, Mr. Grampa held a variety of financial management positions at Diamond Shamrock Corporation (industrial and specialty chemicals, plastics, and oil and gas) since February 1970.

Qualifications

Mr. Grampa brings an extensive, broad-based strategic operations and finance background from his experiences in three global manufacturers. His extensive experience in financial management and with acquisitions provides him with the knowledge and insight to address the complex operational and financial issues facing global industrial companies today, particularly in his capacity as Chair of the Audit Committee and as our Audit Committee financial expert.

Steven H. Rosen Age: 53 Committees: Audit Committee Compensation Committee

Background

Director since 2011; Co-Chief Executive Officer of Resilience Capital Partners (private equity firm) since 2001. Mr. Rosen is involved with all aspects of the firm’s operations, including developing and maintaining relationships with investors and investment intermediaries, and the firm’s strategic planning efforts. Director and Co-CEO of Zanite Acquisition Corp. since 2020. Director of Crawford United Corporation, previously known as Hickok Incorporated, since 2012, AmFin Corporation since 2018 and Invacare Corporation since 2022.

Qualifications

With his experience in assisting underperforming businesses and his expertise in the dynamics of capital markets, credit markets and mergers and acquisitions, Mr. Rosen provides the Board insight in such diversified areas as finance, strategic planning, operations and capital investment.

2024 Proxy Statement5

Proposal No. 1 — Election of Directors

Directors with Term Expiring 2026

Patrick V. Auletta Age: 73 Committees: Executive Committee

Background

Director since 2004; President Emeritus of KeyBank National Association (financial services company) since 2005; President of KeyBank National Association from 2001 to 2004; over 35 years of banking experience at KeyBank. Director of the Cleveland Clinic since 1998. Mr. Auletta’s extensive experience in finance, the banking industry and general management, including his service as President of an operating company of a publicly-traded corporation, enables him to make significant contributions to the Board, particularly when he served as the Chair of the Audit Committee and as our Audit Committee financial expert.

Qualifications

Mr. Auletta has a broad and deep understanding of financial analysis, the financial reporting system, the challenges involved in developing and maintaining effective internal controls and evaluating risks to the Company.

Howard W. Hanna IV Age: 52 Committees: Audit Committee

Background

Director since 2018; President of Howard Hanna Real Estate Services (real estate company) since 2015.

Qualifications

Mr. Hanna brings significant marketing, sales, and branding expertise as well as experience in guiding company growth through acquisitions.

Dan T. Moore III Age: 84 Committees: Long-Range Planning Committee Nominating and Corporate Governance Committee

Background

Director since 2003; Chief Executive Officer of Dan T. Moore Co. (a management company overseeing a portfolio of companies performing research and development of advanced materials and manufacturing, including Delaware Dynamics, Delaware Dynamics Michigan, Soundwich, Polyfill and Fiberworx and holds 38 patents). He currently serves as a Trustee of the Cleveland Clinic; as a Cleveland Metroparks Commissioner; and Senior Advisor to Molded Fiber Glass.

Qualifications

Mr. Moore brings to the Board his business acumen and operations experience demonstrated over years of managing numerous manufacturing companies as well as being a recognized and successful entrepreneur. From his experience, as well as his service on the boards of other publicly-traded corporations, such as Hawk Corporation and Invacare Corporation, Mr. Moore offers the Board a comprehensive perspective for developing corporate strategies and managing risks of a major publicly-traded corporation.

2024 Proxy Statement6

Proposal No. 1 — Election of Directors

Board Diversity Matrix As of March 27, 2024
Total Number of Directors	9
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	8	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	1	8	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—

2024 Proxy Statement7

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information with respect to beneficial ownership of our Common Stock by: (i) each person (or group of affiliated persons) known to us to be the beneficial owner of more than five percent of our outstanding Common Stock; (ii) each director or director nominee; (iii) each executive officer named in the Summary Compensation Table on page 23 of this proxy statement individually; and (iv) all directors and executive officers as a group. Unless otherwise indicated, the information is as of March 27, 2024, and the nature of beneficial ownership consists of sole voting and investment power.

Name of Beneficial Owner	Shares of Common Stock Currently Owned		Shares Acquirable Within 60 Days	Percent of Class (%)
Patrick V. Auletta	19,760		16,195(g)	*
Edward F. Crawford	973,524	(a)(c)	—	7.45
Matthew V. Crawford	3,016,457	(b)(c)	—	23.08
Patrick W. Fogarty	147,336		—	1.13
John D. Grampa	7,000		35,137(g)	*
Howard W. Hanna IV	17,306		—	*
Dan T. Moore III	40,495		10,354(g)	*
Ronna Romney	35,995		—	*
Steven H. Rosen	44,450		—	*
Robert D. Vilsack	180,060		—	1.38
James W. Wert	82,690		—	*
Dimensional Fund Advisors LP	751,077	(d)	—	5.75
GAMCO Investors, Inc.	1,529,389	(e)	—	11.70
Private Management Group, Inc.	981,493	(f)	—	7.51
Directors and executive officers as a group (11 persons)	4,565,073		61,686	33.04

*Less than one percent.

(a)Total includes 751,273 shares over which Mr. Edward Crawford has sole voting and investment power, 22,500 shares owned by L’Accent de Provence of which Mr. Edward Crawford is President and owner of 25% of its capital stock and over which Mr. Edward Crawford shares voting and investment power and 10,650 shares owned by Mr. Edward Crawford’s wife as to which Mr. Edward Crawford disclaims beneficial ownership.

(b)Total includes 2,827,356 shares over which Mr. Matthew Crawford has sole voting and investment power, 5,160 shares held by a charitable foundation and 700,000 shares as to which Mr. Matthew Crawford disclaims beneficial ownership.

(c)Total includes an aggregate of 189,101 shares over which Mr. Edward Crawford and Mr. Matthew Crawford have shared voting power and investment power, consisting of: 136,000 shares held by a charitable foundation; 11,700 shares owned by Crawford Capital Company; and 41,401 shares owned by First Francis Company, Inc. These 189,101 shares are included in the beneficial ownership amounts reported for both Mr. Edward Crawford and Mr. Matthew Crawford.

(d)Based on information set forth on Amendment No. 5 to Schedule 13G as filed with the SEC on February 9, 2024. As of December 29, 2023, the total includes 751,077 shares held by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP has the sole power to dispose or direct the disposition of 751,077 of their reported shares and sole power to vote or direct the vote of 735,551 of their reported shares. Dimensional Advisors LP is a registered investment advisory firm, and has its principal business office at Building One, 6300 Bee Cave Road, Austin, Texas, 78746.

(e)Based on information set forth on Amendment No. 27 to Schedule 13D as filed with the SEC on March 23, 2022. Total includes 848,680 shares held by GAMCO Asset Management Inc., 455,062 shares held by Gabelli Funds, LLC, 200,047 shares held by Teton Advisors, Inc., 1,300 shares held by MJG Associates, Inc., 23,800 shares held by Gabelli Foundation, Inc., and 500 shares held by Gabelli & Company Investment Advisors, Inc., as of June 14, 2021. GGCP, Inc. is the ultimate parent holding company for the above-listed companies, and Mr. Mario J. Gabelli is the controlling stockholder, chief executive officer and a director of GGCP, Inc. Each of the foregoing has the sole power to vote or direct the vote and sole power to dispose or direct the disposition of their respective reported shares. The foregoing companies provide securities and investment related services and have their principal business office at One Corporate Center, Rye, New York 10580.

(f)Based on information set forth on Amendment No. 6 to Schedule 13G as filed with the SEC on February 1, 2024. As of December 31, 2023, the total includes 981,493 shares held by Private Management Group, Inc. Private Management Group, Inc. has the sole power to vote or direct the vote and sole power to dispose or direct the disposition of their reported shares. Private Management Group, Inc. is a registered investment advisory firm, and has its principal business office at 15635 Alton Parkway, Suite 400, Irvine, California 92618.

(g)Represents restricted share units that represent the right to receive shares of our Common Stock upon Separation of Service (as defined in the Director DC Plan, described below)

2024 Proxy Statement8

CORPORATE GOVERNANCE

Director Independence

The Board believes that there should be a substantial majority of independent directors on the Board. The Board also believes that it is useful and appropriate to have members of management, including the CEO, as directors. The current Board members include seven independent directors (including two of the nominees).

Each of Messrs. Auletta, Grampa, Hanna, Moore, Rosen and Wert, and Ms. Romney is “independent” in accordance with the rules of the Nasdaq Stock Market. The Nasdaq Stock Market’s independence definition includes a series of objective tests, including that the director is not our employee and has not engaged in various types of business dealings with us. In addition, as further required by the Nasdaq Stock Market’s rules, the Board has made a subjective determination as to each independent director that no relationships exist that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board reviewed and discussed information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to the Company and management. In reaching the determination that Mr. Rosen is independent, the Board determined that Mr. Rosen’s status as a director and shareholder of Crawford United Corporation, which purchased products from us in the ordinary course of business during 2023, did not impair his independence.

In addition, as required by the Nasdaq Stock Market’s rules, the members of the Audit Committee are each “independent” under special standards established by the SEC for members of audit committees. The Board has determined that the Audit Committee includes at least one independent member whom the Board has determined meets the qualifications of an “audit committee financial expert” in accordance with SEC rules. Mr. Grampa is the independent director who has been determined by our Board to be an audit committee financial expert. Shareholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Grampa’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Grampa any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board.

Risk Oversight

The Board is responsible for overseeing the Company’s risk management, with reviews of certain areas being conducted by the relevant committees of the Board and directly through senior management reports.

The Audit Committee oversees our risk policies and processes relating to the financial statements and financial reporting processes, as well as internal controls and compliance, and the guidelines, policies and processes for monitoring and mitigating those risks. The Compensation Committee assesses and monitors risks relating to our executive compensation policies and practices. The Nominating and Corporate Governance Committee is responsible for overseeing the management of risks related to our governance structure and processes, the independence of the Board and potential conflicts of interest and ensuring compliance with the Code of Business Conduct and Ethics (discussed below). While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

In addition, the Board’s role in our risk oversight process includes receiving regular reports either directly from presentations to the Board by senior or regional management or through executive officers at Board meetings on areas of material risk to us, including market-specific, operational, legal, regulatory, competitive and strategic risks.

The procedures described above permit the Board to maintain an awareness of material risks that may affect us and ensure the ability of the Board to take any and all appropriate actions to oversee risks we face. We also believe that our Board leadership structure complements our risk management structure, as it allows our independent directors, through the independent committees, to exercise effective oversight of the actions of management in identifying risks and implementing effective risk management policies and controls.

Leadership Structure

Our CEO, Mr. Matthew V. Crawford, was appointed CEO and Chairman on May 10, 2018. The Company has no fixed policy on whether the roles of Chairman and CEO should be separate or combined; this decision is based on the best interests of the Company considering the circumstances at the time. The Board believes that the combined role of Chairman and CEO promotes strategic development and execution of our business strategies, which is essential to effective corporate governance. The Board recognizes that utilizing the expertise of Mr. Matthew Crawford contributes to the success of the Company. The diversity of our operating units requires a leader who possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing those diverse businesses. At this time, the Board believes that Mr. Matthew Crawford, based upon his experience in the various industries in which we are positioned, is best qualified to efficiently develop agendas that ensure that the Board’s time and attention are focused on the

2024 Proxy Statement9

Corporate Governance

most critical matters and to execute strategic plans effectively. However, we balance the current combined role of Chairman and CEO by the appointment of a Lead Director.

Lead Director

In November 2014, the Board appointed Mr. Wert as the Lead Director. The Lead Director serves as a liaison between our Chairman and our independent directors, presides over executive sessions of the independent directors, makes recommendations to the Chairman regarding the timing and structure of Board meetings, reviews and recommends agendas for the Board meetings and consults with the Chairman on the adequacy of the flow of information from management to the Board. We believe that this leadership structure results in increased engagement of the Board as a whole, and provides strong, independent oversight of our management and affairs resulting in good governance.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics. All directors, officers and employees must act ethically at all times and in accordance with the policies comprising our Code of Business Conduct and Ethics. A copy of the Code of Business Conduct and Ethics is available, without charge, upon written request to: Secretary, Park-Ohio Holdings Corp., 6065 Parkland Boulevard, Cleveland, Ohio 44124 and is also available on our website at www.pkoh.com. We intend to disclose any amendment to, or waiver from, the Code of Business Conduct and Ethics by posting such amendment or waiver, as applicable, on our website. The information on our website is not, and shall not be deemed to be, a part of this proxy statement or incorporated into any other filings we make with the SEC.

Anti-Hedging and Pledging Policies

Our Insider Trading Policy prohibits our executive officers and directors from engaging in hedging transactions with respect to our Common Stock, including prepaid variable forward contracts, equity swaps, collars and exchange funds, or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our Common Stock. Our Insider Trading Policy also prohibits the pledging of our Common Stock except where the transaction is pre-approved by our Chief Legal Officer and the amount of Common Stock that is pledged is limited.

2024 Proxy Statement10

BOARD OF DIRECTORS AND COMMITTEES

Board Meetings

The Board held four meetings in 2023. All directors are expected to attend each meeting of the Board and the meetings of the committees on which he or she serves. In 2023, no director attended less than 75% of the aggregate meetings of the Board and the meetings of the committees on which he or she served. Directors are expected to attend the Annual Meeting, and all directors attended the 2023 annual meeting of shareholders.

Board Committees

The Board currently has, and appoints the members of, the Audit, Compensation, Nominating and Corporate Governance, Executive and Long-Range Planning Committees. Each member of the Audit, Compensation and Nominating and Corporate Governance Committees is an independent director as defined under the rules of the Nasdaq Stock Market.

Audit Committee

The Audit Committee consists of Messrs. Grampa, Hanna, Rosen and Wert, with Mr. Grampa as its chair. The Audit Committee assists the Board in its general oversight of our financial reporting, internal controls and audit functions, and is directly responsible for the retention, compensation and oversight of the work of our independent auditors. In 2023, the Audit Committee held seven meetings. The Audit Committee has a written charter approved by the Board. The responsibilities and activities of the Audit Committee are described in greater detail in the Audit Committee Charter, which is available on our website at www.pkoh.com.

Compensation Committee

During 2023, the Compensation Committee consisted of Ms. Romney and Mr. Rosen, with Ms. Romney as its chair. The Compensation Committee reviews and approves salaries, performance-based incentives and other matters relating to executive compensation, including reviewing and granting equity awards to executive officers. As described in greater detail below under “Executive Compensation Discussion and Analysis,” the Compensation Committee determines the compensation of our executive officers, including our CEO, and directors. With respect to executive officers other than the CEO, the Compensation Committee takes into account the recommendations of the CEO when determining the various elements of their compensation, including the amount and form of such compensation. The Compensation Committee has the sole authority to retain and terminate compensation consultants to assist in the evaluation of executive compensation and the sole authority to approve the fees and other retention terms of any such consultants. The Compensation Committee may delegate all or a portion of its duties and responsibilities to a subcommittee.

The Compensation Committee also reviews and approves various other compensation policies and matters. The Compensation Committee held two meetings in 2023 and also acted by written consent. The Compensation Committee has a written charter approved by the Board. The responsibilities and activities of the Compensation Committee are described in greater detail in the Compensation Committee Charter, which is available on our website at www.pkoh.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Messrs. Moore and Wert and Ms. Romney, with Mr. Wert as its chair. The Nominating and Corporate Governance Committee establishes procedures for the director nomination process, recommends candidates for election to the Board and also nominates officers for election by the Board. The Nominating and Corporate Governance Committee makes recommendations to the Board regarding the size and composition of the Board. The Nominating and Corporate Governance Committee is responsible for reviewing with the Board from time to time the appropriate skills and characteristics required of Board members in the context of the current size and make-up of the Board. This assessment includes issues of diversity in numerous factors such as: age; understanding of and achievements in manufacturing, technology, finance and marketing; and international experience and culture. These factors, and any other qualifications considered useful by the Nominating and Corporate Governance Committee, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. As a result, the priorities and emphasis of the Nominating and Corporate Governance Committee and of the Board may change from time to time to take into account changes in business and other trends and the portfolio of skills and experience of current and prospective Board members. Therefore, while focused on the achievement and the ability of potential candidates to make a positive contribution with respect to such factors, the Nominating and Corporate Governance Committee has not established any specific minimum criteria or qualifications that a nominee must possess.

The Nominating and Corporate Governance Committee will consider candidates proposed by shareholders, and evaluates candidates proposed by shareholders using the same criteria as for other candidates. Any shareholder nominations proposed for consideration by the Nominating and Corporate Governance Committee should include (1) complete information as to the identity and qualifications of the proposed nominee, including name, address, present and prior business and/or professional affiliations,

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Board of Directors and Committees

education and experience and particular fields of expertise, (2) an indication of the nominee’s consent to serve as a director if elected and (3) the reasons why, in the opinion of the recommending shareholder, the proposed nominee is qualified and suited to be a director, and should be addressed to our Secretary at 6065 Parkland Boulevard, Cleveland, Ohio 44124.

The Nominating and Corporate Governance Committee did not meet in 2023, but acted by written consent. The Nominating and Corporate Governance Committee has a written charter approved by the Board. The responsibilities and activities of the Nominating and Corporate Governance Committee are described in greater detail in the Nominating and Corporate Governance Committee Charter, which is available on our website at www.pkoh.com.

Executive Committee

The Executive Committee consists of Messrs. Auletta and Matthew Crawford and Ms. Romney, with Mr. Matthew Crawford as its chair. The Executive Committee may exercise the authority of the Board between Board meetings, except to the extent that the Board has delegated authority to another committee or to other persons and except as limited by Ohio law and our Regulations. The Executive Committee did not meet in 2023 but acted by written consent.

Long-Range Planning Committee

The Long-Range Planning Committee consists of Messrs. Matthew Crawford and Moore, with Mr. Matthew Crawford as its chair. The Long-Range Planning Committee explores long-term strategic opportunities available to the Company, internal and external growth development, the Company’s capital structure and other duties delegated to it by the Board. The Long-Range Planning Committee did not meet in 2023.

SHAREHOLDER COMMUNICATIONS

The Board believes that it is important for shareholders to have a process to send communications to the Board. Accordingly, shareholders who wish to communicate with the Board or a particular director may do so by sending a letter to our Secretary at 6065 Parkland Boulevard, Cleveland, Ohio 44124. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters must identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board or certain specified individual directors. The Secretary will make copies of all such letters deemed to be appropriate and circulate them to the appropriate director or directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Members of the Compensation Committee during 2023 were Ms. Romney and Mr. Rosen. No current or former officer or employee of ours served on the Compensation Committee, or on the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee, during 2023. None of the Members of the Compensation Committee during 2023 had any relationship with us that would be required to be disclosed by us under applicable related party requirements. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officer of which served on our Board or on our Compensation Committee during 2023.

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COMPENSATION OF DIRECTORS

We compensate non-employee directors for serving on our Board and reimburse them for expenses incurred in connection with Board and committee meetings. During 2023, each non-employee director (other than Mr. Edward F. Crawford) earned, as an annual retainer, $50,000 and was granted 6,000 restricted shares. The restricted shares were granted under our 2021 Equity and Incentive Compensation Plan, as amended and restated, which we refer to as the 2021 Plan, that was approved by our shareholders at our May 17, 2023 annual meeting. The non-employee directors also received $4,000 for each Board meeting attended in-person and $1,000 for each Board meeting attended telephonically or electronically, and $1,000 for each committee meeting attended in-person or telephonically. The Compensation, Audit and Nominating and Corporate Governance Committee Chairpersons each received an additional $15,000 committee chair annual retainer.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation(2)	Total ($)
Patrick V. Auletta	62,000	94,620	0	156,620
Edward F. Crawford	0	0	500,000	500,000
John D. Grampa	88,000	94,620	0	182,620
Howard W. Hanna IV	72,000	94,620	0	166,620
Dan T. Moore III	66,000	94,620	0	160,620
Ronna Romney	83,000	94,620	0	177,620
Steven H. Rosen	75,000	94,620	0	169,620
James W. Wert	86,000	94,620	0	180,620

(1)The amounts in this column represent the grant date fair value for awards of restricted shares or share units, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC 718. The restricted shares generally vest one year from the date of grant, which was May 31, 2023. As of December 31, 2023, each director in the table held 6,000 shares or deferred share units subject to restriction.

(2)For Mr. Edward Crawford, the amount represents payments received pursuant to a consulting agreement with the Company that was entered into on June 1, 2021. Under the consulting agreement, Mr. Edward Crawford receives an annual stipend of $500,000 for advisory services related to acquisitions, customer relations and human logistical and cultural development. Mr. Edward Crawford receives no compensation for his service as a director.

In 2009, we established a 2009 Director Supplemental Defined Contribution Plan, or Director DC Plan, which is a non-qualified deferred compensation plan for our directors. Under the Director DC Plan, eligible directors can defer up to 100% of their cash retainer, attendance fees, and/or restricted share units for pre-tax savings opportunities. The investment options available to the eligible directors are the same investment options offered under our 401(k) Plan. Eligible directors’ contributions and earnings are always 100% vested. Distributions under the Director DC Plan may be made only upon a Separation of Service (as defined in the Director DC Plan). Distributions are paid in a lump sum or in annual installments over a maximum of 10 years. We do not pay above-market interest rates or provide preferential earnings.

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AUDIT COMMITTEE

Audit Committee Report

The Audit Committee oversees our accounting and financial reporting processes and the audits of financial statements. The Audit Committee selects our independent auditors. The Audit Committee is composed of four directors, each of whom is independent as defined under the rules of the Nasdaq Stock Market and SEC rules. Currently, the Audit Committee is composed of Messrs. Grampa, Hanna, Rosen and Wert. The Audit Committee operates under a written charter adopted by the Board.

Management is responsible for our internal controls and financial reporting process. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee met with management and Ernst & Young LLP to review and discuss the audited consolidated financial statements for the year ended December 31, 2023. The Audit Committee discussed with Ernst & Young LLP its judgments as to the quality, not just the acceptability, of our accounting principles and such other matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (United States) (PCAOB) and the SEC. In addition, the Audit Committee has discussed with Ernst & Young LLP their independence from our Company management and our Company, including the matters in the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communication with the Audit Committee concerning independence, and considered the compatibility of non-audit services with Ernst & Young LLP’s independence.

The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the overall scope and plans for their respective audits, the results of audit examinations, their evaluations of our internal controls and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

John D. Grampa, Chair
Howard W. Hanna IV
Steven H. Rosen
James W. Wert

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PROPOSAL NO. 2 — RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT AUDITORS

The Audit Committee has appointed Ernst & Young LLP as our independent auditors to examine our financial statements and those of our subsidiaries for the fiscal year ending December 31, 2024. During fiscal year 2023, Ernst & Young LLP examined our financial statements and those of our subsidiaries, including those set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023. The Board recommends ratification of the appointment of Ernst & Young LLP.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement at the Annual Meeting, if they so desire, and will be available to respond to appropriate shareholders’ questions.

Vote Required and Recommendation of the Board

Although shareholder approval of this appointment is not required by law or binding on the Audit Committee, the Audit Committee believes that shareholders should be given the opportunity to express their views. If the shareholders do not ratify the appointment of Ernst & Young LLP as our independent auditors, the Audit Committee will consider this vote in determining whether or not to continue the engagement of Ernst & Young LLP. Abstentions will have no effect on the ratification of the appointment of Ernst & Young LLP.

YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR”
THE RATIFICATION OF THIS APPOINTMENT.

Independent Auditor Fee Information

The following table presents fees for services rendered by Ernst & Young LLP in each of the last two fiscal years:

	2022	2023
Audit Fees(1)	$2,025,000	$1,926,000
Audit-Related Fees(2)	—	—
Tax Fees(3)	383,750	163,889
All Other Fees(4)	5,000	5,000
	$2,413,750	$2,094,889

(1)Audit fees included fees associated with the annual audit, the reviews of quarterly reports on Form 10-Q and the audit of management’s assessment of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002.

(2) Audit-related fees included fees for assurance and related services that are reasonably related to the performance of the audit or the review of financial statements.

(3)Tax fees included fees in connection with tax compliance and tax planning services.

(4) All other fees includes subscription services for accounting guidelines.

Pre-approval Policy

The Audit Committee has adopted a formal policy on auditor independence requiring approval by the Audit Committee of all professional services rendered by our independent auditor prior to the commencement of the specified services.

All of the services described in “Audit Fees”, “Audit-Related Fees” and “Tax Fees” were pre-approved by the Audit Committee in accordance with the Audit Committee’s formal policy on auditor independence.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides information regarding 2023 compensation for each of Matthew V. Crawford (Chairman, Chief Executive Officer and President), Patrick W. Fogarty (Vice President and Chief Financial Officer) and Robert D. Vilsack (Chief Legal & Administrative Officer, Secretary) (collectively, our “named executive officers”).

2023 Business Highlights

Fiscal Year 2023 was a year of significant and historical achievement for us, and our financial performance was at record levels.

In summary:

Net Sales	Operating Cash Flow	EBITDA(1)	EPS
$1.7 Billion Record	$53 Million Up from ($27) Million	$134 Million Up 33%	$2.72 Up from $0.83

Completed a significant Divestiture.

1EBITDA is a non-GAAP financial measure. See Annex for an explanation and reconciliation of this non-GAAP financial measure.

Philosophy and Objectives

Our compensation program is designed to recognize the level of responsibility of an executive within our Company, taking into account the named executive officer’s role and expected leadership within our organization, and to encourage and reward decisions and actions that have a positive impact on our overall performance.

Our compensation philosophy is based upon the following objectives:

•to reinforce the achievement of key business strategies and objectives, including our continued response to macro- economic challenges;

•to reward our executives for their outstanding performance and business results;

•to emphasize the enhancement of shareholder value;

•to value the executive’s unique skills and competencies;

•to attract and retain qualified executives; and

•to provide a competitive compensation structure.

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Executive Compensation Discussion and Analysis

Compensation Practices

Below are certain of our key practices we consider good governance features of our executive compensation program.

	What We Do		What We Don’t Do
✔	Exercise judgment and discretion in compensation decisions	✗	No guaranteed bonus arrangements
✔	Set maximum payout caps on annual incentives	✗	No re-pricing of stock options or back dating of awards
✔	Maintain an appropriate balance between short- term and long-term compensation	✗	No enhanced retirement benefits for our named executive officers
✔	Use multi-year vesting requirement for long-term equity awards	✗	Non-qualified deferred compensation plans do not provide premium or guaranteed investment returns
✔	Set stock ownership guidelines for executive officers	✗	No hedging transactions and limited pledging of shares
✔	Maintain a clawback policy	✗	No employment agreements or severance arrangements
✔	Utilize the expertise of an independent compensation consultant	✗	No excise tax gross up in the event of a change-in-control

Overview

The Compensation Committee administers our compensation program. The Compensation Committee is responsible for reviewing and approving base salaries, annual cash incentives and bonuses and equity incentive awards for all named executive officers. Typically, our CEO makes recommendations to the Compensation Committee with respect to compensation decisions concerning named executive officers other than himself. With respect to our CEO, the Compensation Committee makes its decisions in executive session without the CEO being present. Our compensation program recognizes the importance of ensuring that discretion is provided to the Compensation Committee and CEO in determining compensation levels and awards.

Our Say-On-Pay Vote

At our annual meeting of shareholders in 2023, we held our non-binding advisory shareholder vote on the compensation of our named executive officers, which vote is commonly referred to as a “say-on-pay” vote. Our shareholders approved, on an advisory basis, the compensation of our named executive officers, with approximately 73% of the shares represented at such annual meeting and entitled to vote cast in favor of the compensation paid to our named executive officers. After conducting the annual review of our compensation programs and considering and discussing the result of the say-on-pay vote, the Compensation Committee retained our general approach to executive compensation. However, we will continue to address shareholder feedback and considerations through changes to the executive compensation plans if and when the Compensation Committee believes such changes are consistent with its pay philosophy and our overall business strategy. With regard to the non-binding advisory resolution regarding the frequency for future say-on-pay votes presented at our annual meeting of shareholders in 2023, our shareholders cast the highest number of votes for advisory voting on executive compensation every three years, and as a result we implemented triennial say-on-pay voting. Our next say-on-pay vote is expected to be held at the shareholders meeting in 2026, and our next say-on-pay frequency vote is expected to be held at the shareholders meeting in 2029.

Shareholder Engagement

We are committed to shareholder engagement and we value feedback from our shareholders. We remain actively engaged with our shareholders on a number of topics, including corporate strategy and performance, executive compensation and corporate governance matters. In addition, we communicate with our shareholders through quarterly earnings calls, press releases, SEC filings, analyst meetings and investor meetings and conferences.

Compensation Consultant

Since 2017, the Compensation Committee has engaged Pay Governance, a leading independent provider of executive compensation consulting services, to serve as our compensation consultant. Pay Governance has periodically been engaged to help evaluate our compensation program, to review, comment and make recommendations on executive compensation matters, to help select appropriate market data for compensation determinations, to assist in executive compensation disclosures, and to provide updates

2024 Proxy Statement17

Executive Compensation Discussion and Analysis

on regulatory changes in compensation-related issues and other developments and trends in executive compensation. The Compensation Committee has conducted a review of its relationship with Pay Governance and has identified no conflict of interest under applicable Nasdaq Stock Market and SEC rules.

For 2023, the Compensation Committee did not use a peer group of companies in determining compensation related matters. The Compensation Committee does not benchmark or otherwise aim for a level of compensation that falls within a specific range of market survey or peer group data. Instead, the Compensation Committee considers many factors in exercising its judgment and discretion in making compensation decisions, and actual compensation can and does vary widely, either above or below these considerations, based on Company and individual performance, scope of responsibilities, competencies and experience, as further discussed below.

The Compensation Committee considers many factors in exercising its judgment and discretion in making compensation decisions. Other factors the Compensation Committee considers when making individual compensation decisions are described under “Compensation Components” below.

The Compensation Committee believes that the foregoing actions are consistent with our philosophy and objectives.

Compensation Components

Our compensation program has three primary components consisting of a base salary, an annual cash incentive/bonus, whether discretionary or pursuant to our Bonus Plan, and equity awards granted pursuant to our 2021 Plan. In addition, we also offer our named executive officers basic retirement savings opportunities, participation in a deferred compensation plan, health and welfare benefits and perquisites that supplement the three primary components of compensation.

We view these various components of compensation as related but distinct. Although our Compensation Committee does review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. The appropriate level for each compensation component is based in part, but not entirely, on our view of internal equity and consistency, and other considerations we deem relevant from year to year, such as rewarding extraordinary performance. Our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid-out compensation, between cash and non-cash compensation or among different forms of non-cash compensation but does emphasize variable compensation over fixed compensation.

Base Salary

We pay base salaries to recognize and reward each named executive officer’s unique value and skills, competencies and experience in light of the executive’s position. Base salaries, including any annual or other adjustments, for our named executive officers, other than our CEO, are determined in part based on recommendations from our CEO. In addition, the Compensation Committee considers a variety of factors such as market survey data, a subjective assessment of the nature and scope of the named executive officer’s responsibilities, each named executive officer’s unique value and historical contributions, historical increases, internal equity considerations, and the experience and length of service of the named executive officer.

For 2023, the Compensation Committee made no changes to the base salaries of our named executive officers. The Compensation Committee believes the salaries of our named executive officers have remained moderate for the past several years. This approach is consistent with our philosophy that a greater emphasis should be placed on variable compensation.

Annual Cash Bonus

Annual cash bonus awards are used to reward and motivate our named executive officers for achieving key financial and operational objectives. The annual incentive bonus awards are generally payable based on the Company’s performance and the level of individual contributions to that performance.

We have established our Annual Cash Bonus Plan, or Bonus Plan, in which our CEO and any other named executive officer selected by the Compensation Committee may participate and be eligible to receive an annual cash bonus depending on the performance of our Company against specific performance measures established by the Compensation Committee before the end of the first quarter of each year.

CEO Annual Cash Bonus Award

For 2023, only our CEO participated in the Bonus Plan. The annual cash bonus award for our CEO is a performance-based award opportunity and is intended to reward our CEO for achieving pre-determined key financial performance measures. The Compensation Committee determined that our CEO would be eligible for a cash bonus award under the Bonus Plan equal to 5% of our 2023 consolidated adjusted income before income taxes, subject to an overall limit of $5,000,000. We define consolidated adjusted income before income taxes as consolidated income (loss) from continuing operations before income taxes, adjusted for unusual and extraordinary gains or losses. The Compensation Committee believes consolidated adjusted income before income taxes is

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Executive Compensation Discussion and Analysis

an appropriate measure of our core operating performance, and directly links our CEO’s annual incentive bonus award to our profitability. Under the Bonus Plan, the Compensation Committee is authorized to exercise negative discretion and reduce our CEO’s award. For 2023, consolidated adjusted income before income taxes was $47.3 million, and the Compensation Committee did not authorize any discretion to reduce the award. As a result, Mr. Matthew Crawford earned a cash bonus award of $2,365,000 under the Bonus Plan for 2023.

The Compensation Committee has historically used a percentage of consolidated adjusted income before taxes as the performance measure for our CEO under the Bonus Plan in order to further incentivize superior financial performance by the Company realizing such a formula could result in a significant annual cash bonus award, but subject to an overall limit of $5,000,000 under the Bonus Plan. For 2024, the Compensation Committee once again has established that the performance measure for our CEO under the Bonus Plan will be 5% of our 2024 consolidated adjusted income before income taxes.

Other Named Executive Officer Annual Cash Bonus Awards

With respect to our other named executive officers, the Compensation Committee has determined that they will not participate in the Bonus Plan so that it can maintain the flexibility to exercise subjectivity in granting discretionary annual cash bonuses based on both the Company’s performance and individual performance. There is no set formula or specific performance measure for determining annual bonus awards for our named executive officers who do not participate in the Bonus Plan. Annual cash bonus awards for these named executive officers are fully discretionary and are based on the Compensation Committee’s subjective judgment, after considering recommendations by our CEO and after taking into account our financial and operational performance. While the overall financial performance of the Company is the primary factor in determining these annual bonus awards, the Compensation Committee also may consider a number of other factors, including the named executive officer’s contribution to our success, the named executive officer’s overall leadership and expertise, total compensation levels, and other factors that the Compensation Committee deems, in its subjective judgment, are critical to driving long-term value for shareholders.

Among the factors the Compensation Committee considered in determining the amount of the annual bonus award for Mr. Fogarty were: the overall financial performance of the Company; his effective oversight of the internal financial and accounting functions; his contributions to cash management and our capital structure; and his role in helping to drive the achievement of financial performance measures. The Compensation Committee gave significant consideration to his leadership in his role, throughout 2023, in the operation, preparation and completion of the sale of the Company’s General Aluminum business. Mr. Fogarty’s annual bonus award was $1,000,000, compared to an annual bonus award of $500,000 for 2022, representing an increase of 100%.

Among the factors the Compensation Committee considered in determining the amount of the annual bonus award for Mr. Vilsack were: his oversight of significant litigation matters; his role in the enhancement of key compliance matters; his leadership in the management of commercial disruptions; his effective supervision of the internal legal department; his role in carrying out the corporate secretarial functions; and his leadership role in corporate procurement and IT matters. The Compensation Committee gave significant consideration to his leadership in his role, throughout 2023, in the operation, preparation and completion of the sale of the Company’s General Aluminum business. Mr. Vilsack’s annual bonus award was $1,000,000, compared to an annual bonus award of $420,000 for 2022, representing an increase of 138%.

The Compensation Committee also considered internal equity considerations, as well as the overall compensation of each of our other named executive officers. While our overall financial performance was relatively more important than the individual performance factors described above, the Compensation Committee did not assign a specific weight to any factor, but rather, evaluated the totality of factors in making each annual bonus award.

Information about bonuses paid to our named executive officers is contained in the “2023 Summary Compensation Table” below.

Equity Compensation

We have used the grant of equity awards under our 2021 Plan to provide long-term incentive compensation opportunities intended to align the named executive officers’ interests with those of our shareholders, and to attract, retain and reward executive officers.

Our Compensation Committee administers our 2021 Plan. Historically, the Compensation Committee has granted restricted shares under our 2021 Plan but awards under our 2021 Plan also can be made in the form of performance shares, restricted share units, performance units, stock appreciation rights, stock options or stock awards. There is no set formula for the granting of equity awards to named executive officers. Other than for grants of equity awards to our CEO, the Compensation Committee typically considers recommendations from our CEO when considering decisions regarding the grant of equity awards to named executive officers. The Compensation Committee grants equity awards based on its subjective judgment and discretion, and may consider a number of criteria, including the relative rank of the named executive officer, total compensation levels, and the named executive officer’s historical and ongoing contributions to our success based on subjective criteria. Because the Compensation Committee and the CEO in their discretion consider such factors as they deem relevant in determining the named executive officer’s overall equity award, other factors may cause the award in any given year to differ from historical amounts.

2024 Proxy Statement19

Executive Compensation Discussion and Analysis

We do not have any program, plan or obligation that requires us to grant equity awards on specific dates. We have not made equity grants in connection with the release or withholding of material, non-public information. Options granted under the predecessor plan to our 2021 Plan have exercise prices equal to the closing market price of our Common Stock on the day of the grant.

For 2023, the Compensation Committee approved a restricted share award for Mr. Matthew Crawford in the amount of 150,000 shares and restricted share awards for Messrs. Fogarty and Vilsack in the amounts of 33,125 shares each. These restricted share awards vest one-third each year over three years.

The Compensation Committee did not perform a formulaic qualitative or quantitative analysis, but instead used its subjective judgment and discretion in determining the amount of the equity awards. Restricted shares were used over stock options because restricted shares serve to reward and retain executives and foster stock ownership, while also minimizing the number of shares granted in aggregate, thereby reducing dilution. In exercising its judgment and discretion, the Compensation Committee was influenced by recommendations from our CEO and motivated by its desire to award each named executive officer equity value that it considered necessary to achieve the shareholder alignment and the attraction, retention and motivation objectives of our compensation program. The Compensation Committee’s review and consideration of each of the named executive officer’s equity grants were of a general nature, rather than identifying and focusing on each individual’s performance relative to specific tasks, projects or accomplishments, or distinguishable qualitative performance goals. The Compensation Committee did not otherwise take into account any specific performance, criteria or achievements relative to qualitative performance goals when making its equity compensation decisions for 2023. In granting the 2023 restricted share awards, the Compensation Committee also considered:

•total compensation levels for each named executive officer in 2021, 2022 and 2023;

•the overall financial performance of the Company for the prior year;

•the value provided by restricted shares versus stock options;

•the value and size of historical grants and the value created from such grants;

•the named executive officer’s current and expected future contributions to the Company; and

•the price of our Common Stock on the date of grant and shares available for grant under the 2021 Plan.

More information about equity awards granted in 2023 to our CEO and our other named executive officers is contained in the “2023 Grants of Plan-Based Awards Table.”

Additional Information on CEO Total Compensation

Total compensation for our CEO consists of a base salary, annual cash bonuses & annual awards of restricted stock. As mentioned earlier, the Committee considers several factors in determining the compensation for the CEO for any given year, including:

•The Company’s consolidated adjusted income before income taxes, which funds the CEO’s potential annual cash bonuses.

•The Board’s qualitative assessment of the CEO’s performance relative to the operating environment faced by the Company.

•Any extraordinary events or items (positive or negative) not accurately captured by the Company’s financial results.

•Closing stock price for the year, shares available under our shareholder-approved equity plan and the dilutive impact of any stock awards made to the CEO as well as our other executives.

•Year-over-year changes in our consolidated adjusted income before income taxes and stock price.

Outside the funding formula used to fund the CEO’s potential annual cash bonuses, the Committee does not rely on a prescribed formula involving each of the above factors in determining the CEO’s annual award of cash bonuses or restricted shares. Rather, it uses its judgement in evaluating the Company’s overall performance across these factors in determining the CEO’s compensation for the year of performance upon which it is based, including any cash bonuses and restricted stock awards.

Cash bonuses earned for a year are paid early in the following year but are reported in the Summary Compensation Table for the year in which they are earned (e.g., bonuses paid in early 2024 but earned for 2023 are reported in the table for 2023). However, restricted stock awards that are granted based on the results for a year usually are not granted until approximately May or June of the following year and are reported in the Summary Compensation Table in the year they are granted (e.g., stock awards that are related to the CEO’s contributions and Company performance results for 2023 are granted and reported in 2024). The reporting in the Summary Compensation Table runs counter to the Committee’s decision making regarding the CEO’s compensation based on any given year’s results. The alternative table and related chart presented below illustrate each year’s outcomes based on assigning the restricted stock award to the year of performance upon which it is based, rather than the year in which it is granted. The alternative table and related chart presented below are intended as supplemental information and not as a substitute for the required Summary Compensation Table.

When cash bonuses and restricted stock awards are considered together for the year of performance upon which they are based (consistent with how the Committee makes its decisions), changes in the total compensation received by our CEO are highly correlated with annual changes in our consolidated adjusted income before income taxes and closing stock price as shown in the following table and chart.

2024 Proxy Statement20

Executive Compensation Discussion and Analysis

Name and Principal Position	Year	Base Salary ($)	Annual Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Comp. ($)	Total Comp. Awarded For FY Results ($)(2)	Consolidated Adjusted Income Before Income Taxes
Matthew V. Crawford Chairman, Chief Executive Officer and President	2023	875,000	—	TBD	2,365,000	TBD	47,300,000
	2022	843,753	—	2,365,500	1,280,000	4,489,253	25,600,000
	2021 2020 2019	750,000 437,500 750,000	2,400,000 300,000 —	1,804,000 2,970,008 3,182,660	— 1,132,917 3,184,260	4,954,000 4,480,425 7,116,920	(18,500,000) (22,600,000) 63,690,000

(1)Normally awarded in May or June after the year of performance upon which the stock award is based (e.g., award in 2024 is based on 2023 performance)

(2)Equals base salary, annual bonus, non-equity incentive compensation and stock award value for the year in which the compensation is earned.

CEO TOTAL COMPENSATION FOR THE YEAR IN WHICH IT IS BASED
vs. CONSOLIDATED ADJUSTED INCOME BEFORE INCOME TAXES
Total Compensation
9,000
8,000
7,000
6,000
5,000
4,000
3,000
Consolidated Adjusted Income Before Income Taxes
75,000
50,000
25,000
0
-25,000
-50,000
YE Stock Price
2019 $33.65
2020 $30.90
2021 $21.17
2022 $12.23
2023 $26.96
Total Compensation
Consolidated Adj Income Before Taxes

Other Executive Compensation Arrangements and Policies

Retirement Benefits

Our Individual Account Retirement Plan, or 401(k) Plan, is a tax-qualified retirement savings plan that permits our employees, including our named executive officers, to defer a portion of their annual salary to the 401(k) Plan on a before-tax basis. Prior to March 1, 2009, our named executive officers participated in the 401(k) Plan on the same basis as all other salaried employees whereby we annually contributed 2% of their salary into the 401(k) Plan on their behalf, subject to Internal Revenue Code limitations. Our named executive officers vest in the Company contributions ratably over six years of employment service, at which time they are 100% vested.

Effective April 1, 2011, the Company amended its Park-Ohio Industries, Inc. and Subsidiaries Pension Plan, or Pension Plan, to provide a new tax-qualified defined benefit for our employees, called the Account Balance Plan, or AB Plan. The AB Plan is generally intended to replace the contributions previously made under the 401(k) Plan.

All of the named executive officers participate in the AB Plan. The AB Plan incorporates elements of a defined contribution plan into a defined benefit plan. Each participant has a notional account which receives quarterly allocations based on a percentage of compensation, subject to Internal Revenue Code limitations. For 2023, the contribution rate was equal to 3% of compensation. Interest is credited to the notional account based on a market index. All AB Plan participants, including our named executive officers, are 100% vested in the benefit provided by the AB Plan. Additional detail on the AB Plan, including the value of the named executive officers’ accrued benefits, is provided below under “Pension Benefits.”

2024 Proxy Statement21

Executive Compensation Discussion and Analysis

Deferred Compensation

We maintain a non-qualified deferred compensation plan, which we refer to as the 2005 Supplemental Defined Contribution Plan, or 2005 Plan, that allows certain employees, including our named executive officers, to defer a percentage of their salary and bonus, to be paid at a time specified by the participant and consistent with the terms of the 2005 Plan. We do not provide any matching contributions to the 2005 Plan. We do not pay above-market interest rates or provide preferential earnings. For 2023, none of our named executive officers contributed to the 2005 Plan.

Stock Ownership Guidelines

We maintain stock ownership guidelines for named executive officers. These guidelines are reviewed and updated periodically to support their intended purpose. The current guidelines require our CEO to achieve target ownership of five times base salary and our other named executive officers to achieve target ownership of three times base salary. Newly hired executives have five years to achieve their target ownership levels. For purposes of our stock ownership guidelines, ownership includes shares of Common Stock, unvested restricted share grants, restricted share unit grants and shares owned in the 401(k) Plan. As of December 31, 2023, our CEO and other named executive officers substantially exceeded their established guidelines.

Policy for Recoupment of Performance-Based Incentives

Effective November 8, 2023, in accordance with SEC and Nasdaq requirements, we adopted a new Clawback Policy (the “Clawback Policy”), which provides for the reasonably prompt recovery (or clawback) of certain excess incentive-based compensation received during an applicable three-year recovery period by current or former executive officers in the event we are required to prepare an accounting restatement due to the material noncompliance with any financial reporting requirement under the securities laws. Excess incentive-based compensation for these purposes generally means the amount of incentive-based compensation received (on or after October 2, 2023) by such executive officer that exceeds the amount of incentive-based compensation that would have been received by such executive officer had it been determined based on the restated amounts, without regard to any taxes paid. Incentive-based compensation potentially subject to recovery under the Clawback Policy is generally limited to any compensation granted, earned or vested based wholly or in part on the attainment of one or more financial reporting measures.

The Clawback Policy does not condition such clawback on the fault of the executive officer, but we are not required to recoup amounts in limited circumstances set forth in the Clawback Policy where the Board or a committee of the Board has made a determination that recovery would be impracticable. Operation of the Clawback Policy is subject to a brief phase-in process during the first few years after its effectiveness We may not indemnify any such executive officer against the loss of such recovered compensation in the event of a mandatory accounting restatement.

Termination-Related Payments

All of our named executive officers are employees-at-will and, as such, do not have employment agreements that obligate us to provide any post-employment compensation or benefits. However, in lieu of any other severance or compensation benefits, upon a change of control, as defined in our 2021 Plan, all unvested stock option grants (if any) become fully exercisable and all outstanding restricted share grants fully vest.

Anti-Hedging and Pledging Policies

Our Insider Trading Policy prohibits hedging transactions with respect to our Common Stock, including prepaid variable forward contracts, equity swaps, collars and exchange funds, or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our Common Stock. Our Insider Trading Policy also prohibits the pledging of our Common Stock except where the transaction is pre-approved by our Chief Legal Officer and the amount of Common Stock that is pledged is limited.

Other Benefits

We also provide other benefits to our named executive officers that we consider necessary in order to offer fully competitive opportunities to attract and retain our named executive officers. These benefits include life insurance, company cars or car allowances, and club dues. Named executive officers are eligible to participate in all of our employee benefit plans, such as the AB Plan, 401(k) Plan and medical, dental, group life, disability and accidental death and dismemberment insurance, in each case on the same basis as other employees.

We are not obligated to offset any income taxes due on any compensation or benefits, including income or excise taxes due on any income from accelerated vesting of outstanding equity grants. To the extent any such amounts are considered “excess parachute payments” under Section 280G of the Internal Revenue Code and, thus, not deductible by us, the Compensation Committee is aware of that possibility and has decided to accept the cost of that lost deduction. However, the Compensation Committee has not thought it necessary for us to take on the additional cost of reimbursing executives for any taxes generated by the vesting accelerations.

2024 Proxy Statement22

Executive Compensation Discussion and Analysis

Risk Oversight

Management, with the assistance of the Compensation Committee’s independent consultant, conducted a risk assessment of the design of our compensation programs for all employees, including those that apply to our executive officers. Management evaluated the levels of risk-taking to determine whether they are appropriate in the context of long-term value creation and viability, the overall compensation arrangements, and our overall risk profile. The results of such assessment were presented to the Compensation Committee. Based on the assessment, we believe that we have a compensation program that does not encourage excessive risk-taking, and we do not maintain compensation policies and practices that are reasonably likely to have a material adverse effect on the Company.

Compensation Committee Report

We have reviewed and discussed the foregoing Executive Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board that the Executive Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the year ended December 31, 2023.

Ronna Romney, Chair
Steven H. Rosen

2024 Proxy Statement23

COMPENSATION TABLES

The following table sets forth for fiscal years 2023, 2022 and 2021 all compensation for the individuals who served as our Chief Executive Officer and Chief Financial Officer during fiscal 2023, and for our only other executive officer as of the end of 2023, whom we refer to collectively as our named executive officers.

2023 Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compen- sation ($)(5)	Total ($)
Matthew V. Crawford	2023	875,000	—	2,365,500	—	2,365,000	16,623	$104,852	$5,726,975
Chairman, Chief Executive	2022	843,753	—	1,804,000	—	1,280,000	0	56,171	3,983,924
Officer and President	2021	750,000	2,400,000	2,970,008	—	—	5,939	51,517	6,177,464
Patrick W. Fogarty	2023	450,000	1,000,000	522,381	—	—	15,957	$15,884	$2,004,222
Vice President and Chief	2022	443,750	500,000	369,000	—	—	7,430	22,141	1,342,321
Financial Officer	2021	425,000	500,000	539,989	—	—	7,991	21,257	1,494,237
Robert D. Vilsack	2023	400,000	1,000,000	522,381	—	—	15,953	$31,190	$1,969,524
Chief Legal & Administrative	2022	391,256	420,000	369,000	—	—	7,426	33,578	1,221,260
Officer, Secretary	2021	365,000	420,000	539,989	—	—	7,988	33,436	1,366,413

(1)The amounts in this column represent salary actually paid for the year indicated.

(2)The amounts in this column represent discretionary bonuses paid to certain of our named executive officers. For more information on these bonuses, see “Executive Compensation Discussion and Analysis — Compensation Components — Annual Cash Bonus” above.

(3) The amounts in this column for 2023 represent the grant date fair value for awards of restricted shares in accordance with ASC 718. The assumptions used in the calculation of these amounts for 2023 are included in Note 9 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2023. The 2023 grants to the named executive officers will vest one-third each year over three years. For more information on these equity awards, see “Executive Compensation Discussion and Analysis — Compensation Components — Equity Compensation” above.

(4) The amounts listed in this column are the increases in actuarial present value accrued benefits under the AB Plan. The AB Plan is described in more detail in the “Pension Benefits” section.

(5) The amounts disclosed in this column for 2023 consist of life insurance premiums, use of a company car or car allowances, fuel and club memberships. For Messrs. Crawford and Vilsack, club memberships were $85,464 and $25,052, respectively. In addition to the perquisites included in the table above, our named executive officers receive occasional personal use of event tickets when such tickets are not being used for business purposes, at no incremental cost to us.

2024 Proxy Statement24

Compensation Tables

2023 Grants of Plan-Based Awards Table

The following table sets forth the restricted shares granted under the 2021 Plan and the Bonus Plan award granted in 2023.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Target ($)(1)	Maximum ($)(1)
Matthew V. Crawford	5/31/2023	—	5,000,000	150,000	2,365,500
Patrick W. Fogarty	5/31/2023	—	—	33,125	522,381
Robert D. Vilsack	5/31/2023	—	—	33,125	522,381

(1)For 2023, Mr. Matthew Crawford was eligible to receive a cash bonus equal to 5% of our 2023 consolidated adjusted income before income taxes under the Bonus Plan. For more information on this bonus, see “Executive Compensation Discussion and Analysis — Compensation Components — CEO Annual Bonus Award” above. Accordingly, there is no threshold or target award amount. Such award is limited to a maximum of $5,000,000 under the current terms of the Bonus Plan. For 2023, our consolidated adjusted income before income taxes was $47.3 million and, therefore, Mr. Matthew Crawford earned a cash bonus in the amount of $2,365,000 under the Bonus Plan.

(2)The amounts in this column are the number of restricted shares granted in 2023. The restricted shares vest one-third each year over three years beginning on the first anniversary of the grant date.

(3)The amounts in this column represent the grant date fair value of the restricted shares calculated in accordance with ASC 718.

For 2023, base salary was 15% of total compensation in the Summary Compensation Table for Mr. Matthew Crawford; 22% for Mr. Fogarty; and 20% for Mr. Vilsack. None of the named executive officers has an employment agreement with us.

Outstanding Equity Awards at 2023 Fiscal Year-End Table

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Matthew V. Crawford	6/22/2021	29,430	793,433
	6/14/2022	73,334	1,977,085
	5/31/2023	150,000	4,044,000
Patrick W. Fogarty	6/22/2021	5,351	144,263
	6/14/2022	15,000	404,400
	5/31/2023	33,125	893,050
Robert D. Vilsack	6/22/2021	5,351	144,263
	6/14/2022	15,000	404,400
	5/31/2023	33,125	893,050

(1)These restricted shares vest one-third each year over a three-year period beginning on the first anniversary of the grant date.

(2)These amounts are based on the closing market price of our Common Stock of $26.96 per share on December 29, 2023.

2024 Proxy Statement25

Compensation Tables

2023 Option Exercises and Stock Vested Table

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Matthew V. Crawford	127,206	2,254,729
Patrick W. Fogarty	23,028	408,570
Robert D. Vilsack	23,028	408,570

(1)These amounts are based on the closing market price of our Common Stock on the day on which the restricted shares vested.

2024 Proxy Statement26

PENSION BENEFITS

2023 Pension Benefits Table

The following table sets forth information with respect to our AB Plan as of December 31, 2023.

Name	Plan Name	Number of Years Credited Service(1)(#)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Matthew V. Crawford	AB Plan	12.75	91,304	0
Patrick W. Fogarty	AB Plan	12.75	99,425	0
Robert D. Vilsack	AB Plan	12.75	99,420	0

(1)The AB Plan went into effect on April 1, 2011, at which time all the named executive officers began accruing benefits. No credits for prior service were provided under the AB Plan.

(2)For the AB Plan, the reported value represents the actuarial present value of the accrued benefits as of December 31, 2023, payable at age 65 (or current age if older) in lump sum form, with a 4% rate for future interest credits and a 5.14% discount rate.

The Pension Plan is a tax-qualified defined benefit pension plan. Previously, the Pension Plan provided benefits primarily to retired and terminated participants from legacy locations. Effective April 1, 2011, the Pension Plan was amended to implement the AB Plan benefits for all domestic employees, except certain collectively bargained employees. All the named executive officers participate (or participated) in the AB Plan.

The AB Plan uses a cash balance design, which incorporates elements of a defined contribution plan into a defined benefit plan. Each participant has a notional account which receives quarterly allocations. For 2023, the contribution rate was equal to 3% of compensation. The compensation used in the calculation is held to the Internal Revenue Code’s annual limitation for qualified plan earnings. Interest is credited to the notional account using the rate for one-year Treasury constant maturities. The annual interest rate is held to a minimum of 3% and a maximum of 7%. Interest during 2023 was credited at an annual rate of 4.0%.

Upon retirement, termination, disability or death, the accumulated notional account balance is immediately payable to the named executive officer as a single lump sum payment. The present value of accrued benefits displayed in the table above is based on a lump sum payment.

The “Present Value of Accumulated Benefit” in the above table is the value at December 31, 2023 of the pension benefit payable at age 65 (or current age if older) that was earned as of December 31, 2023. For the AB Plan, this benefit at age 65 is derived by projecting the notional balance from current age to age 65 using 4.0% interest and no future allocations. This age-65 value is then discounted at a rate of 5.14% to December 31, 2023 to receive the current value of the benefit. No mortality assumption is used in the calculation because the benefit is assumed to be paid in lump sum form.

2023 Nonqualified Deferred Compensation Table

The following table sets forth information with respect to our 2005 Plan, as of December 31, 2023.

Name	Plan Name	Executive Contributions in 2023 ($)	Registrant Contributions in 2023 ($)	Aggregate Earnings in 2023 ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2023 ($)(2)
Matthew V. Crawford	2005 Plan	0	0	0	0	0
Patrick W. Fogarty	2005 Plan	0	0	7,168	0	37,423
Robert D. Vilsack	2005 Plan	0	0	79,745	0	433,909

(1)The aggregate earnings are not “above-market or preferential earnings” and, therefore, are not reported in the 2023 Summary Compensation Table.

(2)Of the amounts reported in this column, $13,145 for Mr. Fogarty and $142,890 for Mr. Vilsack was previously reported as compensation in prior years’ Summary Compensation Tables.

Our 2005 Plan is a non-qualified deferred compensation plan for certain key employees, including our named executive officers. Eligible participants can defer up to 100% of their base salary and 100% of their cash bonus for pre-tax savings opportunities. The investment options available to the participant are the same investment options offered under our 401(k) Plan. Participants’ contributions and earnings are always 100% vested. Distributions may be made only upon a Separation of Service (as defined in the 2005 Plan), disability, or hardship. Distributions are paid in a lump sum or in annual installments over a maximum of 10 years.

2024 Proxy Statement27

POTENTIAL POST-EMPLOYMENT PAYMENTS

Upon termination of employment for any reason, there are no severance contracts providing cash severance benefits to any of the named executive officers.

Upon the death or disability of a named executive officer while employed with the Company, all restricted share grants fully vest and all unvested stock options (if any) become immediately exercisable under the 2021 Plan, and under the AB Plan, certain benefits are immediately recognized upon the retirement of a named executive officer. The value of these vesting accelerations and benefits for the named executive officers as if a death, disability, or retirement had occurred on December 31, 2023, would be as follows:

Name	Death $(1)	Disability $(1)	Retirement $(2)
Matthew V. Crawford	6,814,517	6,814,517	101,821
Patrick W. Fogarty	1,441,712	1,441,712	101,617
Robert D. Vilsack	1,441,712	1,441,712	101,612

(1)This amount includes the vesting of previously unvested restricted shares valued at the closing market price of $26.96 of our Common Stock on December 29, 2023.

(2)These amounts represent the AB Plan account balances as of December 31, 2023. These amounts are larger than the values reported in the Pension Benefits table because the assumed payment timing is different and not due to any variance in the benefit provision.

Under the terms of the 2021 Plan awards, upon a change of control, all restricted share grants fully vest. The value of these vesting accelerations for the named executive officers as if a change of control had occurred on December 31, 2023, would be as follows:

Name	Restricted Shares ($)(1)	Total ($)
Matthew V. Crawford	6,814,517	6,814,517
Patrick W. Fogarty	1,441,712	1,435,782
Robert D. Vilsack	1,441,712	1,435,782

(1)This amount represents the vesting of previously unvested restricted shares valued at the closing market price of $26.96 of our Common Stock on December 29, 2023.

No cash payments or other benefits are due the named executive officers upon a change of control, as defined in the 2021 Plan. A change of control is generally defined in the 2021 Plan as: (i) our corporate reorganization or a sale of substantially all of our assets with the result that the shareholders prior to the reorganization or sale afterwards hold less than a majority of our voting stock; (ii) any person becoming the beneficial owner of 20% or more of the combined voting power of our outstanding securities; and (iii) a change in the majority of our Board. For information about vested amounts or balances under the AB Plan and the 2005 Plan, see the “2023 Pension Benefits Table” and “2023 Nonqualified Deferred Compensation Table” respectively, above.

2024 Proxy Statement28

CEO PAY RATIO

For the 2023 fiscal year, the ratio of the annual total compensation of our CEO (“CEO Compensation”) to the median of the annual total compensation of all of our employees other than our CEO (“Median Annual Compensation”) was 189 to 1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized below. In this summary, we refer to the employee who received such Median Annual Compensation as the “Median Employee.”

Mr. Matthew Crawford served as our CEO throughout 2023. We determined Mr. Matthew Crawford’s annual total compensation for the fiscal year ended December 31, 2023 was $5,726,975, which represents the total amount of compensation for our CEO as reported in the Summary Compensation Table.

For 2023, the Median Annual Compensation was $30,361, and was calculated by totaling for our Median Employee all applicable elements of compensation for the 2023 fiscal year in accordance with Item 402(c)(2)(x) of Regulation S-K.

For purposes of this disclosure, the date used to identify the Median Employee was December 31, 2023 (the “Determination Date”). To identify the Median Employee, we first determined our employee population as of the Determination Date. We had 5,046 employees, representing all of our full-time, part-time, seasonal and temporary employees (other than our CEO) as of the Determination Date. We did not exclude any of our non-U.S. employees from this determination. We then measured compensation for the period beginning on January 1, 2023 and ending on December 31, 2023 for these employees. This compensation measurement was calculated by totaling, for each employee, W-2 or equivalent taxable wages, including salary, wages, tips and other compensation as shown in our payroll and human resources records for 2023. In determining the Median Employee, we did not annualize the compensation of our newly hired permanent employees employed as of the Determination Date who did not work the entire year.

Pay Versus Performance Table

Pursuant to Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, the Pay Versus Performance Table (set forth below) is required to include “compensation actually paid,” as calculated per SEC disclosure rules, to the Company’s principal executive officer (“PEO”) and the Company’s non-PEO named executive officers (“NEOs”), as noted below. “Compensation actually paid” represents a new required calculation of compensation that differs significantly from the Summary Compensation Table calculation of compensation, the NEO’s realized or earned compensation, as well as from the way in which the Compensation Committee views annual compensation decisions, as discussed in the Executive Compensation Discussion and Analysis. The amounts in the table below are calculated in accordance with SEC rules and do not represent amounts actually earned or realized by NEOs.

			PAY VERSUS PERFORMANCE
Year (a)	Summary Compensation Table Total for PEO (b)	Compensation Actually Paid to PEO1 (c)(1)(2)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers (d)	Average Compensation Actually Paid to Non-PEO Named Executive Officers (e)(1)(2)	Value of Initial Fixed $100 Investment Based On:		Net Income (loss) attributable to Shareholders (h)	Consolidated Adjusted Income Before Income Taxes (i)(4)
					Total Shareholder Return (f)(3)	Peer Group Total Shareholder Return (g)(3)
2023	$5,726,975	$10,204,842	$1,986,873	$2,885,214	$87.67	$154.93	$7,800,000	$47,300,000
2022	$3,983,924	$2,053,461	$1,281,790	$930,575	$38.61	$122.55	$(14,200,000)	$25,600,000
2021	$6,177,464	$3,900,081	$1,430,325	$1,032,246	$64.62	$152.67	$(24,800,000)	$(18,500,000)
2020	$5,154,783	$6,362,304	$1,181,255	$1,401,038	$92.66	$121.27	$(4,500,000)	$22,600,000
(1)	Matthew V. Crawford served as our principal executive officer (“PEO”) for the full year for each of 2023, 2022, 2021 and 2020. For 2023, 2022, 2021, and 2020 our non-PEO named executive officers (“NEOs”) were Patrick W. Fogarty and Robert D. Vilsack.
(2)	For 2023, the values included in this column for the compensation actually paid to our PEO and the average compensation actually paid to our Non-PEO NEOs reflect the following adjustments to the values included in column (b) and column (d), respectively:

2024 Proxy Statement29

CEO Pay Ratio

Matthew V. Crawford	2023
Summary Compensation Table Total for PEO (column (b))	$5,726,975
- aggregate change in actuarial present value of pension benefits	16,623
+ service cost of pension benefits	6,849
+ prior service cost of pension benefits	0
- SCT “Stock Awards” column value	$2,365,500
- SCT “Option Awards” column value	$0
+ year-end fair value of equity awards granted in the covered year that are outstanding and unvested as of the covered year-end, including:	$4,044,000
+/- year-over-year change in fair value of equity awards granted in prior years that are outstanding and unvested as of the covered year-end, including:	$1,513,714
+ vesting date fair value of equity awards granted and vested in the covered year, including:	$0
+/- year-over-year change in fair value of equity awards granted in prior years that vested in the covered year, including:	$1,174,745
- fair value as of prior-year end of equity awards granted in prior years that failed to vest in the covered year, including:	$0
+ dollar value of dividends/earnings paid on equity awards in the covered year:	$120,682
Compensation Actually Paid to PEO (column (c))	$10,204,842

AVERAGE FOR NON-PEO NEOS	2023
Average SCT Total for Non-PEO NEOs (column (d))	$1,986,873
- aggregate change in actuarial present value of pension benefits	$15,995
+ service cost of pension benefits	$7,419
+ prior service cost of pension benefits	$0
- SCT “Stock Awards” column value	$522,381
- SCT “Option Awards” column value	$0
+ year-end fair value of equity awards granted in the covered year that are outstanding and unvested as of the covered year-end, including:	$893,050
+/- year-over-year change in fair value of equity awards granted in prior years that are outstanding and unvested as of the covered year-end, including:	$299,770
+ vesting date fair value of equity awards granted and vested in the covered year, including:	$0
+/- year-over-year change in fair value of equity awards granted in prior years that vested in the covered year, including:	$212,265
- fair value as of prior-year end of equity awards granted in prior years that failed to vest in the covered year, including:	$0
+ dollar value of dividends/earnings paid on equity awards in the covered year:	$24,213
Average Compensation Actually Paid to Non-PEO NEOs (column (e))	$2,885,214

(3)	For each of 2023, 2022, 2021 and 2020, total shareholder return for the Company and the peer group was calculated as the yearly percentage change in cumulative total shareholder return based on a deemed fixed investment of $100 at market close on December 31, 2019. The yearly percentage change in cumulative total shareholder return was measured as the quotient of (a) the sum of (i) the cumulative amount of dividends for the period from December 31, 2019 through and including the last day of the covered fiscal year (the “Measurement Period”), assuming dividend reinvestment, plus (ii) the difference between stock price per share at the end and the beginning of the Measurement Period, divided by (b) stock price per share at the beginning of the Measurement Period. Each of these yearly percentage changes was then applied to a deemed fixed investment of $100 at the beginning of the Measurement Period to produce the year-end values of such investment as of the end of 2023, 2022, 2021 and 2020 as applicable. For purposes of this pay versus performance disclosure, our peer group NASDAQ U.S. Benchmark TR Index (U.S. companies) (the “Peer Group”). Because fiscal years are presented in the table in reverse chronical order (from top to bottom), the table should be read from bottom to top for purposes of understanding cumulative returns over time.
(4)	Consolidated adjusted income before income taxes is calculated as described in the Executive Compensation Discussion and Analysis section above.

2024 Proxy Statement30

CEO Pay Ratio

The following table lists the financial performance measure that we believe represents the most important and only financial performance measure we use to link compensation actually paid to our NEOs for fiscal 2023 to our performance:

Consolidated Adjusted Income Before Income Taxes

Pay Versus Performance Relationship Descriptions

The following graphical comparisons provide descriptions of the relationships between certain figures included in the Pay Versus Performance table for each of 2023, 2022, 2021 and 2020 including: (a) a comparison between our cumulative total shareholder return and the total shareholder return of the Peer Group; and (b) comparisons between (i) the compensation actually paid to the PEO and the average compensation actually paid to our non-PEO NEOs and (ii) each of the performance measures set forth in columns (f), (h) and (i) of the Pay Versus Performance table.

COMPENSATION ACTUALLY PAID: PEO & AVG. NON-PEO
vs. TSR: PKOH & PEER GROUP
Compensation Actually Paid ($000s)
12,000
11,000
10,000
9,000
8,000
7,000
6,000
5,000
4,000
3,000
2,000
1,000
0
Total Shareholder Return: 2019 = 100
180
160
140
120
100
80
60
40
20
0
2019
2020
2021
2022
2023
CAP PEO
CAP Avg Non-PEO
PKOH TSR
Peer TSR

COMPENSATION ACTUALLY PAID: PEO & AVG. NON-PEO
vs. GAAP NET INCOME
Compensation Actually Paid ($000s)
GAAP Net Income ($ Millions)
12,000
11,000
10,000
9,000
8,000
7,000
6,000
5,000
4,000
3,000
2,000
1,000
0
10
5
0
-5
-10
-15
-20
-25
-30
2020
2021
2022
2023
CAP PEO
CAP Avg Non-PEO
GAAP Net Income

2024 Proxy Statement31

CEO Pay Ratio

COMPENSATION ACTUALLY PAID: PEO & AVERAGE NON-PEO
vs. CONSOLIDATED ADJUSTED INCOME BEFORE INCOME TAXES
Compensation Actually Paid ($000s)
Adjusted Income Before Income Taxes ($ Millions)
12,000
11,000
10,000
9,000
8,000
7,000
6,000
5,000
4,000
3,000
2,000
1,000
0
60.0
50.0
40.0
30.0
20.0
10.0
0.0
-10.0
-20.0
-30.0
2020
2021
2022
2023
CAP PEO
CAP Avg Non-PEO
Adj Income Before Taxes

2024 Proxy Statement32

OTHER MATTERS

Review, Approval or Ratification of Transactions with Related Persons

In accordance with our Audit Committee Charter, our Audit Committee is responsible for reviewing, approving or ratifying the terms and conditions of all related-party transactions. In some cases, however, the Audit Committee will defer the approval of a related-party transaction to the disinterested members of the full Board.

Neither the Audit Committee nor the Board has written policies or procedures with respect to the review, approval or ratification of related-party transactions. Instead, the Audit Committee, or the Board, as applicable, reviews each proposed transaction on a case-by-case basis taking into account all relevant factors, including whether the terms and conditions are at least as favorable to us as if negotiated on an arm’s-length basis with unrelated third parties. The following related-party transactions have been approved either by our Board or our Audit Committee.

Through a company owned by Messrs. Matthew Crawford and Edward Crawford, we lease an airplane for Company use. The lease has a three-year term with annual lease payments of $812,500 for up to 125 flight hours per year.

Messrs. Matthew Crawford, Edward Crawford and Rosen are significant shareholders of Crawford United Corporation (“Crawford United”). During the fiscal year ended December 31, 2023, subsidiaries of Crawford United purchased various products from our subsidiaries in the ordinary course of business in the aggregate amount of $1,633,413 and paid rent for certain facilities in the amount of $138,452.

Through a company owned by Mr. Matthew Crawford, we lease a 125,000 square foot facility in Canton, Ohio at a monthly rent of $64,583.

Through companies owned by Mr. Edward Crawford, we lease a 125,000 square foot facility in Huntington, Indiana at a monthly rent of $17,781 and a 60,450 square foot building we use as our corporate headquarters in Mayfield Heights, Ohio at a monthly rent of $72,036.

Shareholder Proposals for the 2025 Annual Meeting

Any shareholder who intends to present a proposal to include in the proxy materials for the 2025 annual meeting of shareholders, including proposals for the nomination of directors, must comply with Rule 14a-8 of the Exchange Act. To have the proposal included in our proxy statement and form of proxy for that meeting, the shareholder must deliver the proposal in writing by December 18, 2024 to the Secretary of the Company, at 6065 Parkland Boulevard, Cleveland, Ohio 44124.

Advance Notice Procedures

Under our Regulations, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or otherwise brought before the meeting by or at the direction of the Board or by a shareholder who has delivered written notice to our Secretary not less than 60 days nor more than 90 days before the meeting. If there was less than 75 days’ notice or prior public disclosure of the date of the meeting given or made to the shareholders, then in order for the written notice by the shareholder to be timely, it must be received no later than the close of business on the fifteenth day after the earlier of the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Accordingly, if a shareholder intends to present a proposal at the 2025 annual meeting of shareholders outside the processes of Rule 14a-8 of the Exchange Act, the shareholder must provide written notice pursuant to the procedures contained in our Regulations that are outlined above. Our proxy statement relating to the 2025 annual meeting of shareholders will give discretionary authority to those individuals named in the accompanying proxy to vote with respect to all non-Rule 14a-8 proposals not included in the proxy statement relating to the 2025 annual meeting of shareholders if the proposals are properly presented at the 2025 annual meeting.

In addition to satisfying the requirements under our Regulations, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to the Company at its principal executive offices no later than 60 calendar days prior to the anniversary date of the Annual Meeting (for the 2025 annual meeting of shareholders, no later than March 24, 2025) and include a statement that such shareholder intends to solicit the holders of shares representing at least 67% of the voting power of the Company’s shares entitled to vote on the election of directors in support of director nominees other than the Company’s nominees. However, if the date of the 2025 annual meeting of shareholders is changed by more than 30 calendar days from such anniversary date, then notice must be provided by the later of 60 calendar days prior to the date of the 2025 annual meeting of shareholders or the 10th calendar day following the day on which public announcement of the date of the 2025 annual meeting of shareholders is made.

2024 Proxy Statement33

Other Matters

Shareholders Sharing the Same Address

To the extent we deliver paper copies of our Annual Report for the year ended December 31, 2023, notice of Annual Meeting or proxy statement, as applicable, we will follow the SEC rules that allow us to deliver a single copy of such proxy materials to any household at which two or more shareholders reside, if we believe the shareholders are members of the same family.

We will promptly deliver, upon oral or written request, a separate copy of our Annual Report for the year ended December 31, 2023, notice of Annual Meeting or proxy statement to any shareholder residing at the same address as another shareholder and currently receiving only one copy of such proxy materials who wishes to receive his or her own copy. Similarly, multiple shareholders residing at the same residence that are currently receiving separate copies of our Annual Report for the year ended December 31, 2023, notice of Annual Meeting or proxy statement may request that a single copy of such proxy materials be delivered. Requests may be made by telephone to (440) 947-2000 or in writing to our Corporate Secretary, Park-Ohio Holdings Corp., 6065 Parkland Boulevard, Cleveland, Ohio 44124.

Annual Report

Our Annual Report for the year ended December 31, 2023, along with our other proxy materials, is being mailed to each shareholder of record on the record date. Additional copies may be obtained from the undersigned.

PARK-OHIO HOLDINGS CORP. ROBERT D. VILSACK Chief Legal & Administrative Officer, Secretary

April 17, 2024

2024 Proxy Statement34

ANNEX

The proxy statement contains references to EBITDA. EBITDA, as defined reflects income from continuing operations attributable to the Company’s common shareholders before interest expense, income taxes, and depreciation and amortization, and also excludes certain charges and corporate-level expenses as defined in the Company’s current revolving credit facility. The Company presents this non-GAAP financial measure because management uses EBITDA, as defined to assess the Company’s performance and believes that EBITDA is useful to investors as an indication of the Company’s compliance with its Debt Service Ratio covenant in its revolving credit facility. Additionally, EBITDA, as defined is a measure used under the Company’s revolving credit facility to determine whether the Company may incur additional debt under such facility. EBITDA, as defined is not a measure of performance under GAAP and should not be considered in isolation from, or as a substitute for, net income or cash flow information calculated in accordance with GAAP. EBITDA, as defined herein may not be comparable to similarly titled measures of other companies. The following table reconciles income from continuing operations attributable to ParkOhio common shareholders to EBITDA, as defined:

Year Ended December 31, 2023
(in millions)

Year Ended December 31, 2023
Income from continuing operations attributable to the Company’s Common Shareholders	$34.0
Add-back:
Interest expense, net	45.1
Income tax expense	8.5
Depreciation and amortization	31.7
Stock-based compensation	6.5
Restructuring, business optimization and other costs	6.5
Loss on sale of assets	0.4
Acquisition-related expenses	0.1
Other	1.4
EBITDA, as defined	$134.2

ParkOhio VOTE

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. [X]

2024 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:

Nominee	For	Withhold
01 - Matthew V. Crawford	☐	☐
02 - Ronna Romney	☐	☐
03 - James W. Wert	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

03Y0GB

IMPORTANT NOTICE TO PARTICIPANTS IN THE INDIVIDUAL ACCOUNT RETIREMENT PLAN OF PARK-OHIO INDUSTRIES, INC. AND ITS SUBSIDIARIES

To The Charles Schwab Trust Company, Trustee of the Individual Account Retirement Plan of Park-Ohio Industries, Inc. and Its Subsidiaries (the "Plan"): The undersigned shareholder, a participant in the Plan, hereby directs the Trustee to vote in person or by proxy (a) all shares of Park-Ohio Holdings Corp. common stock credited to the undersigned shareholder's account under the Plan on the record date ("allocated shares"); and (b) the proportional number of shares of common stock of Park-Ohio Holdings Corp. allocated to the accounts of other participants in the Plan, but for which the Trustee does not receive valid voting instructions ("non-directed shares") and as to which the signed shareholder is entitled to direct the voting in accordance with the Plan provisions at the annual meeting of shareholders of Park-Ohio Holdings Corp. to be held at our corporate office, 6065 Parkland Boulevard, Cleveland, Ohio 44124, on May 23, 2024 and any and all adjournments, postponements, or continuations thereof. Under the Plan, shares allocated to the accounts of participants for which the Trustee does not receive timely directions in the form of a signed proxy card are voted by the Trustee as directed by the participants who timely tender a signed proxy card. By completing this proxy card and returning it to the Trustee, you are authorizing the Trustee to vote allocated shares and a proportionate amount of the non-directed shares held in the Plan. The number of non-directed shares for which you may instruct the Trustee to vote will depend on how many other participants exercise their right to direct the voting of their allocated shares. Any participant wishing to vote the non-directed shares differently from the allocated shares may do so by requesting a separate proxy card form from the Trustee at 800-724-7526.

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy - Park-Ohio Holdings Corp.

Proxy Solicited by Board of Directors for Annual Meeting — Thursday, May 23, 2024

John D. Grampa and Steven H. Rosen, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Park-Ohio Holdings Corp. to be held on May 23, 2024 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR Proposal 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)